UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

KB HOME	Delaware	95-3666267
(Exact name of registrant as specified in their charters)	(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

10990 Wilshire Boulevard, Los Angeles, California 90024
(Address of Principal Executive Offices) (Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [x]	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ ]

Securities Act registration statement file numbers to which this form relates: 333-45149

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered

9 1/2% Senior Subordinated Notes due 2011	New York Stock Exchange

     Securities to be registered pursuant to Section 12(g) of the Act:

Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered

Not Applicable	Not Applicable

Item 1. Description of Registrant’s Securities to be Registered.
Item 2. Exhibits.
SIGNATURES

Item 1. Description of Registrant’s Securities to be Registered.

     The securities to be registered hereby consist of the 9 1/2% Senior Subordinated Notes due 2011 (the “Subordinated Notes”) of KB Home, a Delaware corporation (the “Company”).

     For a description of the Subordinated Notes, reference is made to the information set forth under the heading, “Description of the Debt Securities” in the prospectus supplement and related prospectus dated February 2, 2001 filed under Rule 424(b) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”) on February 6, 2001 (such prospectus supplement and prospectus, being hereinafter referred to collectively, as the “Prospectus”). The above mentioned description contained in the registration statement and the Prospectus are incorporated herein by reference. Definitive copies of the Prospectus were filed pursuant to Rule 424(b) under the Act with the Commission and are incorporated by reference herein.

     The Subordinated Notes are guarantied (the “Guaranties”) by KB Home Phoenix Inc., an Arizona corporation; KB Home Coastal Inc., a California corporation; KB Home North Bay Inc., a California corporation; KB Home South Bay Inc., a California corporation; KB Home Greater Los Angeles Inc., a California corporation; KB Home Colorado, a Colorado corporation; KB Home Nevada Inc., a Nevada corporation; KB Home Lone Star LP, a Texas limited partnership and such other entities as may from time to time become guarantors of the Subordinated Notes (collectively the “Subsidiary Guarantors”)

     The Subsidiary Guarantors have absolutely and unconditionally and jointly and severally guarantied, on a senior subordinated basis, to each holder of the Subordinated Notes and to SunTrust Bank, as trustee, on such holder’s behalf, prompt payment when due of the principal of and premium, if any, and interest on the Subordinated Notes, whether at their stated maturity, upon acceleration, upon redemption or otherwise. The Guaranty of each Subsidiary Guarantor is subordinated in right of payment to all present and future Guarantor Senior Indebtedness (as defined) of such Subsidiary Guarantor (including guaranties by such Subsidiary Guarantor of the Company’s own indebtedness), on terms comparable to the subordination of the Subordinated Notes.

     For so long as the Company is bound by any Loan Agreement or Substitute Loan Agreement (as defined) (each, a “Credit Facility”), if a Subsidiary Guarantor is released from all of its guaranty obligations under any Credit Facilities, such Subsidiary Guarantor will be automatically and unconditionally released from all of its obligations under the Guaranties of the Subordinated Notes. For so long as the Company is not bound by any Credit Facility, if a Subsidiary Guarantor ceases to be either a (i) Restricted Domestic Subsidiary (as defined in the Indenture) or a (ii) Restricted Significant Subsidiary (as defined in the Indenture), such Subsidiary Guarantor will be automatically released from all of its obligations under the Guaranties of the Subordinated Notes; provided that all guaranties by such Subsidiary Guarantor of any other Indebtedness of the Company (other than Senior Indebtedness of the Company) and all guaranties by such Subsidiary Guarantor of any Indebtedness of any of its subsidiaries ranking pari passu with or junior to the Guaranties of the Subordinated Notes are also terminated at such time.

     For so long as the Company is bound by a Credit Facility, if any of its subsidiaries that is not then a Subsidiary Guarantor guaranties any of the Company’s obligations under such Credit Facility, then the Company will cause such subsidiary to become a Subsidiary Guarantor of the Subordinated Notes. Thereafter, such subsidiary shall be a Subsidiary Guarantor of the Subordinated Notes for all purposes until it is released, if ever, from its Guaranty of the Subordinated Notes in accordance with the Indenture. For so long as the Company is not bound by a Credit Facility, if any of its subsidiaries that is not then a Subsidiary Guarantor becomes either a (i) Restricted Domestic Subsidiary (as defined in the Indenture) or (ii) Restricted Significant Subsidiary (as defined in the Indenture), then the Company home will cause such subsidiary to become a Subsidiary Guarantor of the Subordinated Notes. Thereafter,

such subsidiary shall be a Subsidiary Guarantor of the Subordinated Notes for all purposes until it is released, if ever, from its Guaranty of the Subordinated Notes in accordance with the Indenture.

Item 2. Exhibits.

2.1+	Form of Senior Subordinated Debt Indenture.
2.2*	Form of Officers’ Certificate establishing the terms of KB Home’s 9 1/2% Senior Subordinated Notes due 2011.
2.3*	Form of 9 1/2% Senior Subordinated Note due 2011.
2.4†	Form of First Supplemental Indenture, dated as of December 18, 2003, between KB Home, SunTrust Bank and the subsidiary guarantors named therein relating to guaranties of Senior Subordinated Indebtedness issued by KB Home.

+	Incorporated by reference to the exhibits to Form S-3 (Registration Statement No. 333-14977) of KB Home dated October 29, 1996.

*	Incorporated by reference to the exhibits to Form 8-K of KB Home dated February 2, 2001.

†	Incorporated by reference to the exhibits to Form 8-K of KB Home December 18, 2003.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: December 23, 2003	KB HOME

	By:	/s/ Kimberly N. King

Kimberly N. King
Corporate Secretary and Vice President,
Corporate Legal Affairs